CONSENT OF COUNSEL

     We consent to the reference to our Firm under the heading "Counsel and Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of New Jersey Daily Municipal Income Fund, Inc. as filed with the Securities and Exchange Commission on or about May 27, 2005.



PAUL, HASTINGS, JANOFSKY & WALKER LLP



New York, New York
May 27, 2005